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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE



                     ESCO ANNOUNCES NEW STOCK TRANSFER AGENT

         St. Louis, MO, October 8, 2001 - ESCO Technologies Inc. (NYSE: ESE) today announced Registrar and Transfer Company as its new stock transfer agent and registrar. The change will be effective October 15, 2001. Located in Cranford, New Jersey, Registrar and Transfer Company will handle all of ESCO's stock transfer functions including such services as stock transfers, address changes, and certificate issue and replacement, as well as other record keeping.

         Registrar and Transfer Company will also become ESCO's new Exchange Agent for the exchange of common stock trust receipts still held by some shareholders. Holders of the trust receipt certificates are encouraged to exchange them for common stock certificates, and should contact Registrar and Transfer Company to effect the exchange.

         Additionally, Registrar and Transfer Company will become ESCO's new Rights Agent with respect to the preferred stock purchase rights held by all holders of ESCO common stock and common stock trust receipts.

         ESCO shareholders will be able to contact Registrar and Transfer Company toll free at 1-800-368-5948, by email at info@rtco.com, through its website at www.rtco.com or by U.S. mail at 10 Commerce Drive, Cranford, NJ 07016-3572.

         ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, ESCO is the industry leader in RF shielding and EMC test products, and also markets proprietary, special purpose communications systems.